Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-203679

Supplementing the Preliminary Prospectus dated June 3, 2015

Dated September 2, 2015

CHANTICLEER HOLDINGS, INC.

This free writing prospectus relates only the rights offering to stockholders of Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer”) of common stock pursuant to the base prospectus dated as of June 3, 2015 (the “Base Prospectus”) included in the Registration Statement on Form S-3 (File No. 333-203679) (“Registration Statement”). The Registration Statement was declared effective on June 9, 2015. The rights offering will be made pursuant to a final prospectus (“Final Prospectus”). Before you invest, you should read the Base Prospectus, Final Prospectus and other documents that Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer”) files with the Securities and Exchange Commission (“SEC”) for more complete information about Chanticleer and the rights offering. You may get these documents for free by visiting EDGAR on the Securities Exchange Commission’s Web site at www.sec.gov. The link to the Base Prospectus is as follows: http://www.sec.gov/Archives/edgar/data/1106838/000149315215002370/forms-3a.htm. Alternatively, requests for copies of these documents may be directed to the information agent for the rights offering, as follows:

Rights Information Agent:

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, NY 10022

Phone 212.297.0720 or 877.869.0171

hotr@okapipartners.com

Investor Materials

This issuer free writing prospectus consists of a Powerpoint presentation prepared by Chanticleer’s management, which is attached hereto as Annex A and is incorporated by reference herein.

Forward-Looking Statements

In order to provide Chanticleer’s investors with an understanding of its current intentions and future prospects, this free writing prospectus may contain statements that are forward-looking statements regarding the proposed rights offering of its common stock, the intended use of proceeds of the rights offering, Chanticleer’s proposed acquisitions, the expected timing of the acquisitions, the prospects for Chanticleer and its subsidiaries, Chanticleer’s market opportunity, Chanticleer’s expectations for the development of its restaurant properties and future growth and projected earnings of Chanticleer’s business. Any statements that are not historical facts contained in this call are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “could,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain adequate financing or required licenses, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and Chanticleer does not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved the common stock offered pursuant to the rights offering or passed upon the adequacy or accuracy of this free writing prospectus or the Base or Final Prospectus. Any representation to the contrary is a criminal offense.

ANNEX A

CHANTICLEER HOLDINGS

NASDAQ: HOTR

INVESTOR PRESENTATION

AMERICAN
BURGER CO.

BGR
THE BURGER JOINT

September 2015

Diverse Revenues From Established And Emerging Brands

"Fast Casual"

Better Burgers

American Burger Co.

BGR The Burger Joint — *Acquired March 15, 2015*

BT's burgerjoint — *Acquired July 1, 2015*

little big burger — *(under definitive agreement)*

Other

Just Fresh — Eat Well. Feel Great

45% of Q2 2015 Restaurant Revenue

"Full Service Casual"

Hooters

55% of Q2 2015 Restaurant Revenue

CHANTICLEER HOLDINGS NASDAQ: HOTR 2

Fast Facts

Ticker	**HOTR (NASDAQ)**
Share Price (8/26/2015)	**$1.46**
Market Cap	**$21.06M**
Average Daily Volume (3 mo.)	**317,109**

CHANTICLEER HOLDINGS NASDAQ: HOTR 3

Investment Highlights

Growing Rapidly in Fast Casual Space	• $34.5 billion market with 11% annual growth in 2014
Acquiring Established Brands at Attractive Multiples	• 2 Better Burger acquisitions in March and July 2015 • Recent definitive agreement to acquire Little Big Burger; 8 locations in Oregon
Significant Franchise Opportunity in Better Burger Space	• 80+ franchises under development agreement • Large growth opportunity
One of The Leading Hooters Franchisees	• Franchise rights in US and multiple international markets • Successfully bringing iconic brand abroad
Rapid Organic and Acquisition Growth	• 261.8% revenue growth in 2014 • 844% Restaurant Adjusted EBITDA growth in 2014 • Portfolio of 47 restaurants as of June 30, 2015
Strong Management Team	• CEO on Hooters Board of Directors • New COO with strong public company experience • President of burger business previously instrumental in growing Bojangles

CHANTICLEER HOLDINGS NASDAQ: HOTR 4

Full Service Casual

HOOTERS

CHANTICLEER HOLDINGS NASDAQ: HOTR 5

HOOTERS

Chanticleer Holdings currently operates

15 Hooters restaurants

- Over 430 total restaurants operating within 28 countries
- Approx. $1 billion in system-wide revenue
- Chanticleer controls a 3% interest in HOA
- Mike Pruitt, CEO of Chanticleer, member of the Board of Directors of HOA
- Chanticleer received $526,106 in cash distribution on its 3% interest in HOA in August 2014

"Great food, cold beer, sports, and pretty girls never go out of style."

-Robert H. Brooks, Founder of HOA

CHANTICLEER HOLDINGS NASDAQ: HOTR 6

Hooters Locations Through August 18, 2015

South Africa

- Port Elizabeth, South Africa – August 2015 (relocated from Cape Town)
- Ruimsig, South Africa - December 2014
- Pretoria, South Africa - December 2013
- Emperor's Palace, South Africa - February 2012
- Johannesburg, South Africa - June 2010
- Durban, South Africa - December 2009

Australia

- Townsville, Australia - May 2015
- Parramatta & Penrith, Australia - July 2014 (acquisition)
- Surfers Paradise, Australia - July 2014
- Campbelltown, Australia - January 2012

Europe

- Nottingham, England - November 2013 (acquisition)
- Budapest, Hungary - August 2012

Pacific Northwest

- Tacoma, WA - January 2014 (acquisition)
- Portland, OR - January 2014 (acquisition)

Hooters Restaurants Open
16
14
12
10
8
6
4
2
0
2009
2010
2011
2012
2013
2014
2015

CHANTICLEER HOLDINGS NASDAQ: HOTR 7

Chanticleer's Hooters Market Opportunity

Location	# of Restaurants	Market Opportunities	Next Steps
South Africa	6	15 restaurants	• Prospective area for new location in Bloemfontein.
Australia	5 restaurants (60% ownership)	15 restaurants	• Plans to increase ownership in Hooters Australia from 60% to 80% and acquire 50% of Margaritaville in Darling Harbor.
Europe	2	18 restaurants	• Evaluating two additional locations focusing expansion efforts around Manchester, Newcastle and London.
U.S. Pacific Northwest	2	5 restaurants	• Evaluating locations around the Portland and Seattle areas for future restaurant openings.

CHANTICLEER HOLDINGS NASDAQ: HOTR 8

Our Restaurants

Surfers Paradise, **Australia**

HOOTERS

Emperor's Palace, **South Africa**

Budapest, **Hungary**

HOOTERS
JUICY BURGERS ICE COLD

Campbelltown, **Australia**

HOOTERS

Nottingham, **England**

HOOTERS

Pretoria, **South Africa**

HOOTERS

Jantzen Beach, **OR**

HOOTERS

Tacoma, **WA**

RESERVED PARKING
FANS ONLY

CHANTICLEER HOLDINGS NASDAQ: HOTR 9

Customized Menu

Tailored menus to appeal to local tastes

Chicken Wings

Burgers

Ribs & Steaks

HOOTERS

Beverage

HOOTERS

Merchandise

Sales	Food	Beverage	Merchandise
South Africa	36%	62%	2%
England	49%	46%	5%
Eastern Europe	57%	42%	1%
Australia	65%	33%	2%
US – Pacific NW	72%	25%	3%

*Based on historical data, future results may vary.

CHANTICLEER HOLDINGS NASDAQ: HOTR 10

Fast Casual

AMERICAN BURGER CO

BGR
THE BURGER JOINT

BT's
burgerjoint
BURGERS & FRIES

Just Fresh
EAT WELL.....FEEL GREAT

CHANTICLEER HOLDINGS
NASDAQ: HOTR
11

Squarely Positioned In High Growth Sector

- **Fast Casual - *Higher quality, convenient food in a more upscale environment, at an affordable price***
  - Total Market Size: $34.5 Billion
  - Market Growth: 10.5% in 2014*
- **"Better Burger" is high growth category within Fast Casual**
  - Total Market: $3.5 Billion according to NPD Group
  - Recent IPOs Shake Shack (SHAK) and Habit Burger (HABT) priced greater than 15x 2015 projected EBITDA
  - SHAK currently trading +2x IPO Price

** Economist [01/10/2015]*

CHANTICLEER HOLDINGS NASDAQ: HOTR 12

Chanticleer's Better Burger Brands:

- 5 restaurant chain
- "Made in America" menu that includes premium beef burgers, salads, side items, milk shakes, and beer and wine
- Five restaurants: 1 in Smithtown, New York; 3 in Charlotte, North Carolina; and 1 in South Carolina
- President and COO of ABC Rich Adams instrumental in driving Bojangles' success

Strong Regional Brand with 10 Year Track Record

CHANTICLEER HOLDINGS NASDAQ: HOTR 13

Chanticleer's Better Burger Brands:

BGR THE BURGER JOINT®

- Acquired in March 2015
- Better burger menu designed around a commitment to using only the highest quality ingredients
- Prime, dry-aged burgers, grilled over an open flame
- 9 corporate owned and 13 franchise locations
  - Opened first Texas franchise in Dallas in July 2015; first of a 25 unit franchising agreement
- 80+ franchise locations under development agreement in domestic and international markets

Strong Potential for Organic Growth and Franchise Opportunities in Both Domestic and International Markets

CHANTICLEER HOLDINGS NASDAQ: HOTR 14

Chanticleer's Better Burger Brands:

BT's burgerjoint

- Acquired in July 2015
- Four locations: three in Charlotte, NC and one in Asheville, NC
- BT's Burger Joint has a well-earned reputation for serving some of the best burgers in North Carolina

Acquisition Complements American Burger Company and BGR: The Burger Joint in The Better Burger Category

CHANTICLEER HOLDINGS NASDAQ: HOTR 15

Chanticleer's Better Burger Brands: little big burger

- Signed Definitive Agreement to acquire award-winning better burger concept in the Pacific Northwest
- Eight locations with excellent reviews and devoted local customer base
    - Expected to open 9th location late fall 2015
- Quarter pound burgers of natural beef on brioche buns; sides include truffle fries and root beer floats

Acquisition Will Establish Better Burger Presence in The Pacific Northwest

CHANTICLEER HOLDINGS NASDAQ: HOTR 16

Chanticleer Fast Casual Concept:

- Acquired a 56% ownership interest in JF Restaurants, LLC and JF Franchising Systems, LLC, in November 2013
- Founded in 1994 with 7 company owned locations throughout North Carolina
- Evaluating franchise strategy
- Consumers attracted to fresh, nutritious menu

.

Upside Potential for Organic Growth and Franchise Opportunities in Both Domestic and International markets

CHANTICLEER HOLDINGS NASDAQ: HOTR 17

Proven Management Team

Michael Pruitt, *Chief Executive Officer and President*

- Board of Directors member for Hooters and minority ownership stake in HOA.
- Long-time entrepreneur with proven track record.
- Expertise to evaluate potential investments, form key relationships and establish strong management team.

Mark Roberson, *Chief Operating Officer*

- More than 25 years of finance and operations experience with publicly traded companies.
- Previously CEO of PokerTek, Inc. (Nasdaq: PTEK) where he led the development of new products, drove international expansion and achieved improved operating results.
- Formerly served in financial and operational management roles with Krispy Kreme Doughnut Corporation (NYSE: KKD), a fast-casual restaurant franchisor and operator.

Richard Adams, *President and COO of American Burger Co.*

- 35+ years in the restaurant industry.
- Former Regional Vice President of Bojangles' Restaurants; instrumental in driving successful turnaround.
- Former Area Vice President for Burger King Franchisee (100 Locations).

CHANTICLEER HOLDINGS NASDAQ: HOTR 18

Consolidated Restaurant Unit Growth

64 Locations
(projected pro forma at 2015 year end)
60
50
40
30
20
10
0
BT's Burger Joint
BGR: The Burger Joint
Total Just Fresh Locations
Total American Burger Company Locations
Total Hooters Locations
26 Locations
200%
100%
50%
100%
1
2
3
6
8
5
5
13
6
7
15
5
7
22
4
2009
2010
2011
2012
2013
2014
2015

Note: March 2015, acquisition of BGR the Burger Joint
July 2015, acquisition of BT's Burger Joint

CHANTICLEER HOLDINGS NASDAQ: HOTR 20

Consolidated Year End Revenue Growth

(In millions)

70
60
50
40
30
20
10
0
$1.5
$6.9
$8.2
$29.8
$43.2
$60.0
172.79% CAGR
FY 2011
FY 2012
FY 2013
FY 2014
2Q15 Annualized
Projected Pro Forma 2015 Year End

CHANTICLEER HOLDINGS NASDAQ: HOTR 21

Consolidated Q2 2015 Financial Results

Key Income Statement Metrics						
	Three Months Ended			Six Months Ended		
	June 30, 2015	*% YoY*	June 30, 2014	June 30, 2015	*% YoY*	June 30, 2014
Total Revenue	10,793,035	*65%*	6,544,364	19,464,184	*64%*	11,893,343
Restaurant EBITDA	934,304	*68%*	591,361	1,699,848	*81%*	940,909
Adjusted EBITDA	(1,012,340)		(619,799)	(2,129,090)		(1,853,683)

Balance Sheet		
	Q2 2015	FY 2014
Cash & Cash Equivalents	2,808,181	245,828
Stockholders' Equity	21,614,144	14,972,501

CHANTICLEER HOLDINGS NASDAQ: HOTR 22

Driving Margin Enhancement

Strong unit growth momentum facilitating operating leverage

Opportunity to benefit from sourcing scale, food cost reductions and supply chain efficiencies

Better leverage of corporate G&A

Streamlining company-wide systems & processes

CHANTICLEER HOLDINGS NASDAQ: HOTR 23

Pro Forma Path to EBITDA Profitability

Adding 17 new stores in second half of 2015, bringing pro forma year end count to 64

↓

Operating leverage will drive down second half 2015 G&A percentage

↓

Pro forma annual revenue run rate >$60 million*

↓

On a pro forma basis, Company should achieve sustainable EBITDA profitability entering 2016*

**Pro forma projections of investment performance are always completely uncertain*

CHANTICLEER HOLDINGS NASDAQ: HOTR 24

Rights Offering

Non-Transferable Rights Offering

Record date:	**September 4, 2015 (must own stock by 4 PM ET on September 1, 2015)**
Expiration date:	**September 18, 2015**
Terms:	**One right per share**
Price:	**$1.35**
Over-subscription:	**Shareholders may apply for over-subscription at same price**
Proceeds:	**Up to $10 million**
Use Of Proceeds:	**Acquisition of Little Big Burger**

Acquisition of Little Big Burger

- 8 locations in Oregon generating $6 million in 2014 revenue and strong EBITDA margins.
- Tremendous expansion possibilities both organically and through franchising.
- Acquisition is immediately accretive.

Increased Ownership in Australia

- **Hooters Locations – Raise ownership from 60% to 80%**
  Provides greater control over a business which can generate significantly increased returns.
- **Acquisition of 50% of Margaritaville in Darling Harbor**
  May become most profitable store in a short period of time.

CHANTICLEER HOLDINGS NASDAQ: HOTR 25

Growth Strategy

Positioned for Continued Growth of Hooters Business	• Iconic brand with worldwide recognition • Rights to very attractive markets • Goal to grow to 50 Hooters locations overseas
Expand Better Burger Business	• Rapidly growing segment within Fast Casual • Increasing contribution to consolidated revenue – continue to drive growth • Expand organically and through acquisition
Broaden Franchisor Model	• Expand franchisor strategy of existing brands • Target acquisitions which provide opportunity to grow franchisor business
Drive Enhanced Margins and Profitability	• Strong margin and profit improvement to date • Continue to drive growth, margins and enhanced EBITDA profitability

CHANTICLEER HOLDINGS NASDAQ: HOTR 26

Safe Harbor Statement

Statements in this presentation that are not descriptions of historical facts are forward-looking statements relating to future events, and as such all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. Statements may contain certain forward-looking statements pertaining to future anticipated or projected plans, performance and developments, as well as other statements relating to future operations and results. Any statements in this presentation that are not statements of historical fact may be considered to be forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. These forward-looking statements by their nature are estimates of future results only and involve substantial risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new stores, successful completion of the Company's proposed acquisitions and expansion, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed from time to time in our reports filed with the Securities and Exchange Commission. There can be no assurance that our actual results will not differ materially from expectations and other factors more fully described in our public filings with the U.S. Securities and Exchange Commission, which can be reviewed at www.sec.gov.

CHANTICLEER HOLDINGS NASDAQ: HOTR 27

CHANTICLEER
HOLDINGS

NASDAQ: HOTR

THANK YOU!

AMERICAN
BURGER CO.

BGR
THE BURGER JOINT

Investor Contact:
Institutional Marketing Services (IMS)
Investor Relations
(203) 972-9200
jnesbett@institutionalms.com

Investor Contact:
Chanticleer Holdings, Inc.
Investor & Media Relations
(704) 366-5122
ir@chanticleerholdings.com

28